Exhibit 10.10

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is made as of November 21, 2005, among USN Corporation, a Colorado corporation (“USN Corp”) and LGS Holdings, Inc., a California corporation (“Buyer”).

WHEREAS, USN Corp and Buyer are each party to that certain Amended and Restated Asset Purchase Agreement, dated as of August 2, 2005, (the “Purchase Agreement”), as amended by that certain First Amendment to Amended and Restated Asset Purchase Agreement, dated November 16, 2005, which Purchase Agreement amended and restated, in its entirety, that certain Asset Purchase Agreement, dated as of June 17, 2005, by and between USN Corp and Buyer;

WHEREAS, under the terms and conditions of the Purchase Agreement, USN Corp sold and assigned to Buyer, and Buyer acquired and assumed, certain assets and liabilities related to the retail jewelry business through a chain of retail stores under the trade names “IMPOSTORS,” “ELEGANT PRETENDERS” and “JOLI-JOLI”;

WHEREAS, Buyer has elected to close the chain of retail stores (the “Stores”) acquired from USN Corp by no later than December 31, 2005 (the “Closing”);

WHEREAS, subsequent to the closing of the transactions contemplated by the Purchase Agreement, Buyer has retained USN Corp to assist in the management of the Business (as defined in the Purchase Agreement) until December 31, 2005, and to assist with the Closing;

WHEREAS, each of Buyer and USN Corp wishes to formally document the nature and duration of the services to be provided by USN Corp to Buyer in connection with the Business and the Closing; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree as follows:

1. Term; Termination.

1.1 The term of this Agreement shall commence on the date hereof and shall expire on December 31, 2005. Notwithstanding the foregoing, the parties agree that USN, at the request of LGS, has been providing services to LGS since the closing of the transactions contemplated by the Purchase Agreement (such services being the “Prior Services”). The parties agree that the terms of this Agreement, including without limitation the indemnification provisions set forth in Section 6 below, shall apply to the Prior Services.

1.2 This Agreement shall terminate and, except as provided herein, shall no longer be in full force or effect if and immediately upon either party becoming a party to any substantive proceeding commenced by or against them under any state or federal bankruptcy or insolvency law, or if and immediately upon either party making an assignment for the benefit of creditors, or if and immediately upon the dissolution or liquidation of either party. In the event of such termination, Buyer shall promptly pay USN Corp any consulting fees earned but unpaid prior to the date of termination, and pre-approved expenses reasonably incurred and documented.

2. Scope of Services.

2.1 USN Corp shall provide certain non-exclusive services to Buyer of the type specified on Exhibit A attached hereto.

2.2 Should Buyer wish to avail itself of, and should USN Corp wish to provide, additional services, the parties will negotiate in good faith the additional fees to be paid to USN Corp for such additional services.

3. Compensation.

3.1 Buyer shall compensate USN Corp for its services in the manner specified on Exhibit A attached hereto.

3.2 Buyer hereby agrees to reimburse USN Corp in full upon demand for any and all reasonable expenses incurred by USN Corp relating to services performed under the terms of this Agreement.

4. Closing. The buyer hereby agrees to use its best efforts to close the Stores and cease any and all operations related to the Stores no later than December 31, 2005.

5. Representations and Warranties of the Parties.

5.1 Representations and Warranties of USN Corp. USN Corp represents and warrants to Buyer as follows:

(a) Organization. USN Corp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. USN Corp has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. USN Corp is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification, except where the failure to be qualified would not have a material adverse effect on USN Corp.

(b) Authority. USN Corp has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated thereby. The Agreement constitutes (or shall, upon execution, constitute) a valid and legally binding obligation upon USN Corp, enforceable in accordance with its terms. Neither the execution and delivery of the Agreement by USN Corp, nor the consummation and performance of the transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any material agreement by which USN Corp is a party or by which USN Corp or any of its material properties or assets are bound or affected.

5.2 Representations and Warranties of Buyer. The Buyer represents and warrants to USN Corp as follows:

(a) Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification, except where the failure to be qualified would not have a material adverse effect on the Buyer.

(b) Authority. The Buyer has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated thereby. The Agreement constitutes (or shall, upon execution, constitute) a valid and legally binding obligation upon the Buyer, enforceable in accordance with its terms. Neither the execution and delivery of the Agreement by the Buyer, nor the consummation and performance of the transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any material agreement by which the Buyer is a party or by which the Buyer or any of its material properties or assets are bound or affected.

6. Indemnification. Buyer agrees to indemnify and hold USN Corp, as well as its respective employees, officers, directors, agents, representatives and assigns, harmless from and against any actual or threatened claims, damages, charges, judgments, action in law or equity, settlement or compromise, liabilities and expenses actually and reasonably incurred by or imposed, including reasonable attorneys’ fees, arising out of the services to be performed hereunder; provided, however, that, USN Corp shall not be entitled to indemnification with respect to any matter where a final, non-appealable judgment has been entered finding that USN Corp’s liability results from its willful misconduct or recklessness in the discharge of its duties under this Agreement. Pursuant to this indemnification obligation, Buyer shall advance USN Corp the costs of defense with respect to any identifiable claim, subject to receipt from USN Corp of an undertaking to repay such advances in the event it is ultimately determined that USN Corp is not entitled to indemnification hereunder. This indemnification will survive the expiration or earlier termination of this Agreement for three years after the termination of this consulting Agreement.

7. Limitation of Liability. USN Corp shall have no liability to Buyer for any services it performs under this Agreement including, but not limited to, any wrongful or negligent acts of USN Corp, unless performed by USN Corp with the specific intention of causing harm to Buyer.

8. Independent Contractor Relationship. The relationship between the parties is that of an independent contractor, and nothing in this Agreement is intended or should be construed to create a partnership, agency, joint venture or employment relationship. Neither party is authorized to make or execute any contract or commitment on behalf of the other unless requested by the other party. Each of the parties is solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.”

9. Conflicts of Interest. The parties acknowledge that USN Corp has disclosed to Buyer that is and may be engaged in various direct response businesses and Buyer agrees that USN Corp may continue to engage in such businesses notwithstanding any potential conflicts of interest that may result therefrom. For the avoidance of doubt, Buyer hereby agrees that USN Corp may engage in any business or operations that directly or indirectly compete or conflict with the Business and operations of Buyer.

10. General Provisions.

10.1 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

10.2 Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement or the alleged breach thereof, shall be determined by final and binding arbitration administered by JAMS in Los Angeles, California in accordance with the JAMS Arbitration Rules and Procedures (the “Rules”) which are in effect at the time of the arbitration or the demand therefore. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator. California Code of Civil Procedure § 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles, California. The arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof, stating all findings of fact and conclusions of law. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief shall be determined by arbitration under this Section 10.2.

10.3 Further Assurances. If at any time after the date hereof any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, the Buyer or USN Corp, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments).

10.4 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

10.5 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or certified mail, and shall be deemed given when so delivered, as follows:

(i)	if to Buyer:

LGS HOLDINGS, INC.

Attn: Edward Gurevich

5901 Sheila St.

Los Angeles, CA 90040

(ii)	if to USN Corp:

USN CORPORATION

2121 Avenue of the Stars

Suite 2910

Los Angeles, California 90067

10.6 Interpretation; Exhibits and Schedules. The headings contained in this Agreement and in any exhibit attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

10.8 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter. NOTHING IN THIS AGREEMENT IS INTENDED TO, NOR WILL ANYTHING HEREIN BE DEEMED TO, AMEND OR MODIFY THE TERMS AND CONDITIONS OF THE PURCHASE AGREEMENT. IN PARTICULAR, THE PARTIES AGREE THAT NOTHING HEREIN IS INTENDED TO, NOR WILL ANYTHING HEREIN BE DEEMED TO, AMEND OR MODIFY THE ASSUMPTION BY BUYER, UNDER THE TERMS AND CONDITIONS OF THE PURCHASE AGREEMENT, OF THE ASSUMED LIABILITIES.

10.9 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

10.11 Construction. Each party has had a full and complete opportunity to review this Agreement, and make suggestions or changes and seek legal advice. Accordingly, each party understands that this Agreement is deemed to have been drafted jointly by the parties and agrees that the common-law principles of construing ambiguities against the drafter shall have no application hereto. It should be construed fairly and not in favor of or against one party as the drafter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

USN CORP:

USN Corporation, a Colorado Corporation

By:	/s/ Mark J. Miller
Name:	Mark Miller
Title:	Chief Executive Officer

Buyer:

LGS Holdings, Inc., a California corporation

By:	/s/ Edward Gurevich
Name:	Edward Gurevich
Title:	CEO

Exhibit A

SCOPE OF SERVICES

1.	Sales Tax Management

2.	Payroll Management and Personnel Issues

3.	Assist with Lease Terminations and Disposition of Stores

4.	Assist with Vendor relationships

5.	Assist with Payables/Cash Management

6.	Assist with Banking/Merchant Account Management and their transition

7.	Assist with Marketing/Merchandising

8.	Assist with Closing the Stores

COMPENSATION

In consideration for the services provided by USN Corp hereunder, Buyer shall deliver shares of USN Corp common stock to USN Corp for cancellation. The number of such shares shall be 10,000 shares per month, commencing on June 17, 2005. In no event will USN Corp be obligated to pay cash consideration to Buyer in exchange for any such shares. Buyer shall deliver any such shares together with any and all documentation necessary, in the reasonable judgment of USN Corp, to effectuate such cancellation, including without limitation stock powers. If the stock certificate delivered by Buyer to USN Corp represents a number of shares greater then the number of shares to be canceled, then USN Corp shall promptly re-issue to Buyer a stock certificate representing the remaining number of shares held by Buyer.